Exhibit 99.1

NEWS RELEASE
[Cabot Oil & Gas Corporation Logo]
1200 Enclave Parkway, Houston, Texas 77077
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
October 29, 2003	Scott Schroeder (281) 589-4993

CABOT OIL & GAS ANNOUNCES RECORD

THIRD QUARTER FINANCIAL RESULTS

HOUSTON, October 29, 2003 – Cabot Oil & Gas Corporation (NYSE:COG) today announced its best third quarter ever with net income of $22.7 million, or $.70 per share, and discretionary cash flow of $63.9 million. These results compare to net income of $6.1 million, or $.19 per share, and discretionary cash flow of $45.5 million for the 2002 third quarter. Cash flow from operations also reached a third quarter high-water mark at $65.9 million versus $25.3 million in the comparable period for last year.

The significant increases in both net income and cash flow were driven primarily by the continued strength in higher realized commodity prices over last year’s comparable third quarter. Realized natural gas prices rose 64 percent for the 2003 third quarter, averaging $4.53 per Mcf, versus $2.77 per Mcf for the same quarter last year. Oil prices were also up with a $28.40 per barrel realization in the third quarter this year compared to $24.97 per barrel during last year’s comparable period.

“The higher commodity prices that resulted in record second quarter results continued into the third quarter,” said Dan O. Dinges, Chairman and Chief Executive Officer. “We have once again seen the benefits of strong prices and stable production levels that have now allowed us to overcome the first quarter impairment and change in accounting method to post a profit for the nine months year to date.”

Consistent with the Company’s public guidance, total production of 22,934 Mmcfe

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during the third quarter was down 1.9 percent compared to the 23,376 Mmcfe recorded in the corresponding period last year. However, production increased 2.7 percent between the second and third quarters of 2003 on the strength of continued drilling success in the East region.

During the course of the third quarter Cabot placed in escrow $15.8 million in proceeds from the sale of certain non-strategic properties. “These funds were placed in escrow to facilitate a potential like-kind exchange transaction,” said Dinges.

The transaction involved 57 wells in the East and resulted in a net pretax benefit to the income statement of $1.1 million. This was comprised of a gain of $7.0 million, partially offset by an impairment of $5.9 million required by SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” due to the transaction including a partial field sale.

Year-to-Date

For the nine months ended September 30, 2003, Cabot reported net income of $1.3 million, or $.04 per share, versus $7.4 million, or $.23 per share, in last year’s comparable period. The Company also experienced an increase in discretionary cash flow to $194.1 million in 2003 versus $120.7 million in 2002, along with a near doubling in cash flow from operations from $108.3 million to $205.7 million.

As previously stated, the year has experienced certain non-cash items that have impacted earnings including the impact of the Kurten field impairment ($54.4 million after tax, or $1.70 per share), the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations” ($6.8 million after tax, or $.21 per share), both of which occurred in the first quarter. The Company also recorded a net benefit from the sale of non-strategic properties in the East ($0.7 million after tax, or $.03 per share). Excluding the impact of these non-cash items, Cabot’s net income was $61.6 million, or $1.92 per share, for the first nine months.

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As of September 30, 2003, the Company’s total debt stood at $285 million, reflecting a $19 million decrease during the quarter. This compares to $395 million at the same time last year and $365 million at year end. “This debt reduction is the direct result of higher realized prices and our focus to balance our spending decisions with debt repayment,” said Dinges. “This brings Cabot’s outstanding balance on its Revolving Credit facility to only $15 million with $235 million of capacity. Additionally, this improvement in financial leverage has come at a time when Cabot is pursuing its second largest capital program ever, excluding acquisitions.”

New Hedge Positions

Cabot has entered into five new hedge positions covering approximately 25,000 Mmbtu per day of the Company’s 2004 anticipated natural gas production. The two costless collars and three swaps are for 5,000 Mmbtu per day each and will be in effect from January through December 2004, as summarized in the following table:

Location	Transaction	Price/Mmbtu*
East	Swap	$5.15
East	Costless collar	$4.75 floor / $6.75 ceiling
Mid-Continent	Swap	$4.595
Mid-Continent	Costless collar	$4.50 floor / $5.45 ceiling
Rocky Mountains	Swap	$4.17
*	Price includes the impact of regional basis differentials.

The Company also entered into an oil hedge covering 1,000 barrels per day for the period January through December 2004. The transaction is in the form of a “range swap” which provides for a fixed price swap at $29.50 per barrel. To receive the premium swap price Cabot agreed to a “fade-out” provision that calls for the Company to receive the market price for the month the crude oil NYMEX contract average is less than $22.00 per barrel.

“This hedge layering strategy enables us to lock in natural gas and oil prices that are above our budgeted economic hurdle rate,” said Dinges. “To date we have approximately 47 percent of 2004 anticipated natural gas production hedged and 45 percent of the 2004 oil production covered by range swaps. Going forward we will continue to evaluate the merits of additional

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hedge positions that would complement existing transactions.”

Additionally, in October Cabot placed three hedges for 10,000 Mmbtu per day each covering natural gas production for 2005. The hedges were in the form of swaps and costless collars. Specifically, the Company swapped volumes in its East and Mid-Continent areas at $5.05 per Mmbtu and $4.50 per Mmbtu, respectively. The costless collar provides a floor price of $4.50 per Mmbtu and a ceiling price of $5.00 per Mmbtu for Gulf Coast volumes.

Listen in live to Cabot Oil & Gas Corporation’s third quarter earnings discussion with financial analysts on Thursday, October 30 at 9:30 AM EDT (8:30 AM CDT) at www.cabotog.com. A teleconference replay will also be available at (888) 203-1112 (international (719) 457-0820), reservation number 575063. The audio webcast and teleconference replay will be available beginning October 30 at 12:30 PM EDT.

The latest financial guidance, including the Company’s hedge position, along with a replay of the webcast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; and the East. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

* * *

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	7.7	8.0	21.8	23.2
West	5.9	6.2	18.0	19.0
East	4.9	4.5	13.9	13.5

Total	18.5	18.7	53.7	55.7

Crude/Condensate
Gulf Coast	683	697	2,027	1,963
West	46	61	146	164
East	7	8	20	24

Total	736	766	2,193	2,151

Natural Gas Liquids	3	10	38	30
Equivalent Production (Bcfe)	22.9	23.4	67.1	68.7

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$4.68	$3.21	$4.83	$3.07
West	$3.75	$2.00	$3.65	$2.18
East	$5.24	$3.04	$5.17	$3.07
Total	$4.53	$2.77	$4.53	$2.76

Crude/Condensate Price ($/Bbl)
Gulf Coast	$28.32	$24.76	$29.50	$23.27
West	$29.75	$27.29	$30.07	$24.71
East	$28.02	$25.90	$28.67	$21.34
Total	$28.40	$24.97	$29.53	$23.36

WELLS DRILLED
Gross	55	31	123	85
Net	44	19	99	56
Gross Success Rate	87%	90%	90%	93%

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CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In Thousands, Except Per Share Amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating Revenues
Natural Gas Production	$84,555	$52,029	$242,841	$152,684
Brokered Natural Gas	18,709	10,838	73,929	40,223
Crude Oil and Condensate	21,455	20,754	65,098	51,792
Other	752	1,928	6,275	5,508

	125,471	85,549	388,143	250,207
Operating Expenses
Brokered Natural Gas Cost	16,602	9,771	66,402	36,619
Direct Operations—Field and Pipeline	11,271	11,652	36,022	35,808
Exploration	13,999	9,803	43,053	27,683
Depreciation, Depletion and Amortization	25,984	27,757	77,929	79,094
Impairment of Long-Lived Assets	5,870	—	93,796	1,063
General and Administrative	5,802	5,966	18,569	21,277
Taxes Other Than Income	9,301	5,273	28,176	18,900

	88,829	70,222	363,947	220,444
Gain (Loss) on Sale of Assets	6,988	(216)	7,593	195

Income from Operations	43,630	15,111	31,789	29,958
Interest Expense and Other	6,972	6,314	18,549	18,871

Income Before Income Taxes	36,658	8,797	13,240	11,087
Income Tax Expense	13,990	2,672	5,044	3,638

Net Income Before Cumulative Effect of Accounting Change	22,668	6,125	8,196	7,449
Cumulative Effect of Accounting Change (1)	—	—	(6,847)	—

Net Income	$22,668	$6,125	$1,349	$7,449

Net Earnings Per Share—Basic	$0.70	$0.19	$0.04	$0.23
Average Common Shares Outstanding	32,179	31,793	32,000	31,712

(1)	Cumulative effect of accounting change relates to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.”

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CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30, 2003	Dec. 31, 2002
Assets
Current Assets	$131,369	$93,121
Property, Equipment and Other Assets	888,623	978,767

Total Assets	$1,019,992	$1,071,888

Liabilities and Stockholders’ Equity
Current Liabilities	$148,787	$121,890
Long-Term Debt	285,000	365,000
Deferred Income Taxes	174,822	200,207
Other Liabilities	55,337	34,134
Stockholders’ Equity	356,046	350,657

Total Liabilities and Stockholders’ Equity	$1,019,992	$1,071,888

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash Flows From Operating Activities
Net Income	$22,668	$6,125	$1,349	$7,449
Cumulative Effect of Accounting Change	—	—	6,847	—
Impairment of Long-Lived Assets	5,870	—	93,796	1,063
Income Charges Not Requiring Cash	25,326	26,831	78,797	82,254
(Gain) Loss on Sale of Assets	(6,988)	216	(7,593)	(195)
Deferred Income Taxes	3,072	2,492	(22,176)	2,443
Changes in Assets and Liabilities	1,955	(20,215)	11,633	(12,416)
Exploration Expense	13,999	9,803	43,053	27,683

Net Cash Provided by Operations	65,902	25,252	205,706	108,281

Cash Flows From Investing Activities
Capital Expenditures	(33,985)	(15,460)	(85,384)	(86,649)
Proceeds from Sale of Assets	15,821	228	18,181	3,671
Restricted Cash	(15,761)	—	(15,761)	—
Exploration Expense	(13,999)	(9,803)	(43,053)	(27,683)

Net Cash Used by Investing	(47,924)	(25,035)	(126,017)	(110,661)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	3,393	13	5,851	3,150
Increase (Decrease) in Debt	(19,000)	(2,000)	(80,000)	2,000
Dividends Paid	(1,287)	(1,272)	(3,755)	(3,808)

Net Cash Provided (Used) by Financing	(16,894)	(3,259)	(77,904)	1,342

Net Increase (Decrease) in Cash and Cash Equivalents	$1,084	$(3,042)	$1,785	$(1,038)

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Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
As Reported—Net Income	$22,668	$6,125	$1,349	$7,449
Reversal of Selected Items, Net of Tax:
Retirement of Executive Officer	—	—	—	2,205
Revision of Tax Basis on Acquisition	—	(790)	—	(790)
Impairment of Long-Lived Assets	3,634	—	58,060	714
Severance Tax Refund	—	—	—	(695)
(Gain) Loss on Sale of Assets	(4,326)	151	(4,700)	(131)
Cumulative Effect of Accounting Change	—	—	6,847	—

Net Income Including Reversal of Selected Items	$21,976	$5,486	$61,556	$8,752

As Reported—Net Earnings Per Share	$0.70	$0.19	$0.04	$0.23
Per Share Impact of Reversing Selected Items	(0.02)	(0.02)	1.88	0.04

Net Earnings Per Share Including Reversal of Selected Items	$0.68	$0.17	$1.92	$0.27

Average Common Shares Outstanding	32,179	31,793	32,000	31,712

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Discretionary Cash Flow
As Reported—Net Income	$22,668	$6,125	$1,349	$7,449
Plus:
Cumulative Effect of Accounting Change	—	—	6,847	—
Impairment of Long-Lived Assets	5,870	—	93,796	1,063
Income Charges Not Requiring Cash	25,326	26,831	78,797	82,254
(Gain) Loss on Sale of Assets	(6,988)	216	(7,593)	(195)
Deferred Income Taxes	3,072	2,492	(22,176)	2,443
Exploration Expense	13,999	9,803	43,053	27,683

Discretionary Cash Flow	63,947	45,467	194,073	120,697
Plus: Changes in Assets and Liabilities	1,955	(20,215)	11,633	(12,416)

Net Cash Provided by Operations	$65,902	$25,252	$205,706	$108,281